Exhibit 10.1

REVOLVING CREDIT AGREEMENT

dated as of January 25, 2008

among

MAXIMUS, INC.
as Borrower

THE LENDERS FROM TIME TO TIME PARTY HERETO

and

SUNTRUST BANK
as Administrative Agent

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SUNTRUST ROBINSON HUMPHREY, INC.,
as Arranger and Book Manager

Schedules

Schedule I	-	Applicable Margin and Applicable Percentage
Schedule II	-	Revolving Commitment Amounts
Schedule 1.1(a)	-	Certain Non-Recurring Losses
Schedule 2.23	-	Existing Letters of Credit
Schedule 4.5	-	Environmental Matters
Schedule 4.14	-	Subsidiaries
Schedule 4.21	-	Debarment and Suspension
Schedule 7.1(b)	-	Outstanding Indebtedness
Schedule 7.1(d)	-	Outstanding Intercompany Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.6(g)	-	Sale of Assets

Exhibits

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Reserved
Exhibit C	-	Reserved
Exhibit D	-	Form of Swingline Note
Exhibit E	-	Form of Assignment and Assumption
Exhibit F	-	Form of Subsidiary Guaranty Agreement
Exhibit G	-	Form of Security Agreement
Exhibit H	-	Form of Pledge Agreement

Exhibit 2.3	-	Form of Notice of Revolving Borrowing
Exhibit 2.4	-	Form of Notice of Swingline Borrowing
Exhibit 2.8	-	Form of Notice of Continuation/Conversion
Exhibit 5.1(c)	-	Form of Compliance Certificate

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of January 25, 2008, by and among MAXIMUS, INC., a Virginia corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders establish a $50,000,000 revolving credit facility in favor of the Borrower;

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Bank and the Swingline Lender to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, the letter of credit subfacility and the swingline subfacility in favor of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree as follows:

ARTICLE 1

DEFINITIONS; CONSTRUCTION

Section 1.1.                                 Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Additional Lender” shall have the meaning given to such term in Section 2.24.

“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 20% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlling”, “Controlled by”, and “under common Control with” have the meanings correlative thereto.

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time.  On the Closing Date, the Aggregate Revolving Commitment Amount equals $50,000,000.

“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.

“Aggregate Subsidiary Threshold” shall mean an amount equal to ninety-five percent (95%) of the total consolidated revenue of the Borrower and its Domestic Subsidiaries for the most recent Fiscal Quarter as shown on the financial statements most recently delivered or required to be delivered pursuant to Section 5.1(a) or (b), as the case may be.

“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on any date, or the letter of credit fee, as the case may be, a percentage per annum determined by reference to the applicable Leverage Ratio from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement.  Notwithstanding the foregoing, the Applicable Margin from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2007, are required to be delivered shall be at Level I as set forth on Schedule I.

“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of any date, the percentage per annum determined by reference to the applicable Leverage Ratio in effect on such date as set forth on Schedule I; provided, that a change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective on the second Business Day after which the Borrower delivers the financial statements required by Section 5.1(a) or (b) and the Compliance Certificate required by Section 5.1(c); providedfurther, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate, the Applicable Percentage shall be at Level VI as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. The provisions of this definition are in addition to rights of the Administrative Agent and Lenders with respect to Section 2.14(c) and Article 8 and other of their respective rights under this Agreement.  Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Closing Date until the financial statements and Compliance Certificate for the Fiscal Quarter ending December 31, 2007, are required to be delivered shall be at Level I as set forth on Schedule I.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit E attached hereto or any other form approved by the Administrative Agent.

“Availability Period” shall mean the period from the Closing Date to the Revolving Commitment Termination Date.

“Base Rate” shall mean the higher of (i) the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).  The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.  The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate.  Each change in the Administrative Agent’s prime lending rate shall be effective from and including the date such change is publicly announced as being effective.

“Borrowing” shall mean a borrowing consisting of (i) Loans of the same Class and Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, an Index Rate Loan or Eurodollar Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” shall mean for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Borrower and its Subsidiaries during such period, but excluding (a) expenditures made to fund the purchase price for assets acquired in Permitted Acquisitions and (b) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed with insurance proceeds, cash awards arising from a taking by eminent domain or condemnation or cash proceeds of asset dispositions reinvested in replacement assets.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Stock” shall mean, with respect to any Person, all non-redeemable shares, interests, participations or other equivalents, however designated, whether voting or non-voting) of such Person’s capital, now outstanding or issued or acquired hereafter, including common stock, preferred stock, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.  When used herein or in the other Loan Documents, “Capital Stock” shall mean the Capital Stock of the Borrower or any of its Subsidiaries (to the extent issued to a Person other than the Borrower), whether common or preferred.

“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.4(b).

“Change in Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 30% or more of the outstanding shares of the voting stock of the Borrower, or (iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (a) nominated by the current board of directors nor (b) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.19(b), by such Lender’s or the Issuing Bank’s parent corporation, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Swingline Commitment.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 and Section 3.2 have been satisfied or waived in accordance with Section 10.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).

“Compliance Certificate” shall mean a certificate from the principal executive officer and the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus(ii) to the extent deducted in determining Consolidated Net Income for such period, (A) Consolidated Interest Expense, (B) federal, state and local income tax expenseand tax expense attributable to value-added taxes, in each case,determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP,(D) any fees, expenses or other costs incurred in connection with the closing of the loans, (E) non-recurring losses related to the Texas subcontract with Accenture and the District of Columbia contract settlement and legal expenses incurred during the Fiscal Year ending September 30, 2007, in amounts not to exceed those set forth on Schedule 1.1(a), (F) anynon-cashloss from the sale and/or divestiture of businesses or assets permitted by this Agreement (other than non-cash charges that require the creation of a reserve for future cash charges), (G) all other non-cash charges, expenditures or losses (other than non-cash charges that require the creation of a reserve for future cash charges), and (H) all other non-recurring charges acceptable to the Administrative Agentin its sole and absolute discretion, minus(iii) to the extent added in determining Consolidated Net Income for such period, any aggregate net gain from the sale and/or divestiture of businesses or assets permitted by this Agreement out of the ordinary course of business, as all of the foregoing are determined on a consolidated basis in accordance with GAAP,in each case for such period.  Consolidated EBITDA shall include the pro forma Consolidated EBITDA of any Person or business acquired for the applicable period preceding such acquisition, not to exceed four Fiscal Quarters, so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to each applicable Compliance Certificate as detailed and measured to the Administrative Agent’s reasonable satisfaction.

 “Consolidated Fixed Charges” shall mean, for the Borrower and its Subsidiaries for any period, the sum (without duplication) of (i) Consolidated Interest Expense during such period, (ii) scheduled principal payments required to be made on Consolidated Total Debt during such period, and (iii) cash dividends paid during such period.  Consolidated Fixed Charges shall include the pro forma Consolidated Fixed Charges of any Person or business acquired, annualized from the date of acquisition for a period not to exceed four fiscal quarters so long as the calculation thereof is done in a manner reasonably calculated to comply with GAAP and such calculation is detailed in the supporting calculations to each applicable Compliance Certificate as detailed and measured to the Administrative Agent's reasonable satisfaction.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense (net of interest income), including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets or any losses attributable to the write-down of assets and (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary.

“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto and Indebtedness described in Section 7.1(j).  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.14(c).

“Disqualified Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Revolving Commitment Termination Date, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the first anniversary of the Revolving Commitment Termination Date.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean a direct or indirect Subsidiary of a Borrower organized in the United States, the District of Columbia or any territory thereof.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Material.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D.  The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Event of Default” shall have the meaning provided in Article 8.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, or (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.21(f).

“Existing Letters of Credit” means the letters of credit issued and outstanding under the Existing Credit Agreement as set forth on Schedule 2.23.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean that certain fee letter, dated as of December [18], 2007, executed by SunTrust Robinson Humphrey, Inc. and SunTrust Bank and accepted by Borrower.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) Consolidated EBITDA less the actual amount of Capital Expenditures by the Borrower and its Subsidiaries and the actual amount of federal, state and local income taxes paid by the Borrower and its Subsidiaries to (b) Consolidated Fixed Charges, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is organized under the laws of a jurisdiction other than one of the fifty states of the United Statesor the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Government” shall mean the United States of Americaor any agency or instrumentality thereof.

“Government Contract” means any contract with the Government under which the Borrower or any Subsidiary is a prime contractor or a subcontractor.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread  transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction,  or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business on terms customary in the trade or consistent with past practices; provided, that for purposes of Section 8.1(g), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above and (xi) below, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, (x) Off-Balance Sheet Liabilities and (xi) all Hedging Obligations.  The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.  “Indebtedness” shall not include the obligation of a Person to make payments after the closing of an acquisition or merger which are based on financial or performance metrics of the acquisition or merger target or for consulting, noncompetition or nonsolicitation agreements unless required to be reflected as a liability of such Person on such Person’s balance sheet in accordance with GAAP.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Index Rate” means that rate per annum effective on any Index Rate Determination Date which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Administrative Agent, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 A.M. (London, England time) two (2) Business Days prior to the Index Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. dollar deposits for such period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 A.M. (London, England time), on the day which is two (2) Business Days prior to the Index Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to any Index Rate Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D).  This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.

“Information Memorandum” shall mean, individually and collectively, any Confidential Information Memorandum prepared by the Arranger and approved by the Borrower in connection with a request for Additional Commitment Amounts, relating to the Borrower and the transactions contemplated by this Agreement and the other Loan Documents.

“Insignificant Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Borrower having: (a) assets in an amount less than 2% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time; or (b) revenues in an amount less than 2% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time.

“Intercompany Note” shall mean one or more promissory notes, in the form delivered to the Administrative Agent on the Closing Date or otherwise in form and substance satisfactory to the Administrative Agent, collectively evidencing any and all intercompany indebtedness by and among the Borrower, each other Loan Party and each Subsidiary that is not a Loan Party, which promissory note(s), to the extent amounts thereunder are owing to the Borrower or another Loan Party, shall be pledged by the Borrower and the other Loan Parties to the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Agreement as a Pledged Note (as therein defined), and with the obligations of the Borrower and the other Loan Parties thereunder subordinated to the Obligations on terms and conditions satisfactory to the Administrative Agent in its sole discretion.

“Interest Period” shall mean, with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:

(i)            the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)            if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)            any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)            no Interest Period may extend beyond the Revolving Commitment Termination Date.

“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.23.

“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $25,000,000.

“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.

“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.24.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.23 by the Issuing Bank for the account of the Borrower pursuant to the LC Commitment and the Existing Letters of Credit.

“Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on or immediately prior to such date.

“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. (New York time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).  For the avoidance of doubt, precautionary UCC filings in respect of operating leases shall not be deemed to be Liens.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the LC Documents, the Subsidiary Guaranty Agreement, the Security Documents (including the Pledge Agreement), all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender and the Lenders under any of the Loan Documents, or (iii) the legality, validity or enforceability of any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than the Loan Documents), whether written or oral, to which theBorrower or any Subsidiary is a party (a) resulting in annual gross revenuesof more than 5% of the annual consolidated gross revenues of the Borrower and its Subsidiaries, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) and Hedging Obligations of the Borrower or any of its Subsidiaries, individually or in an aggregate principal amount exceeding $5,000,000.  For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.

“Material Subsidiary” shall mean at any time any direct or indirect Subsidiary of the Borrower having: (a) assets in an amount equal to at least 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis as of the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time; or (b) revenues in an amount equal to at least 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis for the 12-month period ending on the last day of each of the two Fiscal Quarters most recently ended as of or prior to such time.

“McLean Property” shall mean the real property and improvements thereon owned by the Borrower and located at 1356 Beverly Road, McLean, Virginia, having an approximate appraised value of $5,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means proceeds received in cash from (a) any sale or dispositions of property, net of (i) the out-of-pocket cash costs, fees and expenses paid or required to be paid in connection therewith (including reasonable and customary broker’s fees or commissions and reasonable and customary legal fees), (ii) taxes paid or reasonably estimated to be payable in connection therewith (including transfer and similar taxes), (iii) amounts provided and maintained in an escrow account or maintained as a reserve against any liabilities under any indemnification obligations or purchase price adjustment associated with such sale or disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (iv) any amount required to be paid or prepaid on Indebtedness (other than the Obligations and Indebtedness owing to any Affiliate) secured by the property subject thereto (together with any accrued and unpaid interest thereon, premium or penalty or other amount payable with respect thereto) or (b) any incurrence of Indebtedness, net of actual and reasonable broker’s, advisor’s and investment banking fees and other reasonable out-of-pocket underwriting discounts, commissions and other reasonable out-of-pocket cash costs, fees and expenses, in each case incurred in connection with such transaction; provided, however, that any such proceeds received by any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower shall constitute “Net Cash Proceeds” only to the extent of the aggregate direct and indirect beneficial ownership interest of the Borrower therein; provided, further, that none of the listed costs, fees, discounts or expenses will be deducted to the extent the same are payable to Affiliates.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation.  “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming the Hedging Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.

“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing and the Notices of Swingline Borrowing.

“Notice of Conversion/Continuation” shall mean the notice given by the Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.8(b).

“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.

“Obligations” shall mean (a) all amounts owing by the Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender or Affiliate of any Lender, (c) all Treasury Management Obligations, and (d) all obligations and indebtedness of the Borrower or any other Loan Party under corporate card agreements, arrangements or programs (including, without limitation, purchasing and travel and entertainment card agreements, arrangements or programs) maintained with any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower and the other Lenders.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

“Permitted Acquisition” shall mean an acquisition by the Borrower or any of its Subsidiaries of a majority or minority of the Capital Stock of another entity, or the assets of another entity or a division or other business segment or unit thereof, whether through purchase, merger, or other business combination or transaction, provided that (i) the entity or business so acquired is in the same line of business as the Borrower and its Subsidiaries or a business reasonably related or incidental thereto, (ii) such acquisition is initiated and effected on a non-hostile basis, (iii) at least 10 Business Days prior to the consummation of such transaction, the Borrower shall give written notice of such transaction to the Administrative Agent (the “Acquisition Notice”), which shall include either (x) the final acquisition agreement or the then current draft of the acquisition agreement or (y) a reasonably detailed description of the material terms of such Permitted Acquisition (including, without limitation, the purchase price and method and structure of payment), (iv) on the date of such acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and all representations and warranties shall be and remain true and correct in all material aspects (other than such representations as are stated to be made as of a particular date, which representations shall be true and correct in all material respects as of such date), (v) after giving effect to such acquisition, the Borrower and its Subsidiaries shall otherwise be in compliance, on a Pro Forma Basis, with all financial and negative covenants contained in Articles 6 and 7 of this Agreement, which shall be recomputed as of the day of the most recently ended fiscal quarter (for which financial statements are required to have been delivered), and the Borrower shall have delivered to the Administrative Agent a certificate of the chief financial officer or treasurer to such effect; and (vi) the entity so acquired and/or the Borrower and its Subsidiaries acquiring any assets shall be solvent after giving effect to such acquisition and shall have executed and delivered all guarantees, collateral agreements and related documents required under the Loan Documents; provided, further, that no acquisition shall be effected without the prior written approval of the Administrative Agent and the Required Lenders where the total consideration paid (including all Indebtedness incurred or assumed (but excluding any common Capital Stock of the Borrower issued or delivered as consideration)) (x) exceeds $20,000,000 in any single transaction or series of related transactions, or (y) when taken together with all other acquisitions effected during the same Fiscal Year, exceeds $45,000,000.

“Permitted Encumbrances” shall mean:

(i)            Liens imposed by law for taxes or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)            statutory Liens of landlords, suppliers, carriers, warehousemen, mechanics, materialmen and similar Liens arising by operation of law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)            Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)            Liens and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(v)            judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(vi)            easements, zoning restrictions, defects in title, licenses, reservations, restrictions, covenants, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially impair the value or marketability of the affected real property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;

(vii)            Liens of a collection bank on items in the course of collection arising under Section 4-208 of the UCC as in effect in the State of New York or any similar section under any applicable UCC or any similar Requirement of Law of any foreign jurisdiction;

(viii)                       leases (other than capital leases) to which any Loan Party is a party as lessee made in the ordinary course of business and the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capital lease), in each case extending only to such personal property;

(ix)            non-consensual statutory Liens and rights of setoff of financial institutions over deposit accounts held at such financial institutions to the extent such Liens or rights of setoff secure or allow setoff against amounts owing for fees and expenses relating to the applicable deposit account;

(x)            non-exclusive licenses of Intellectual Property (as defined in the Security Agreement) granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole;

(xi)            possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments permitted by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise; and

(xii)            trustees’ Liens granted pursuant to any indenture governing any Indebtedness not otherwise prohibited by this Agreement in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof.

“Permitted Investments” shall mean:

(i)            direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii)            (a) debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland, Canada or any of its provinces, Australia or any other country whose debt securities are rated by S&P and Moody’s A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an “Approved Jurisdiction”) or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction, (b) debt securities in an aggregate principal amount not to exceed $1,000,000 with a maturity of 365 days or less issued by any nation in which any Subsidiary of US Borrower have cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation and (c) shares of any money market fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) or (b) above, (2) has net assets in excess of $500,000,000 and (3) has obtained from either S&P or Moody's the highest rating obtainable for such a money market fund in the relevant country;

(iii)            commercial paper having a rating, at the time of acquisition thereof, by S&P of at least A-1 or by Moody’s of at least P-1 and in either case maturing within six months from the date of acquisition thereof;

(iv)            certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(v)            fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above;

(vi)            mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above;

(vii)            shares of money market, mutual or similar funds having net assets in excess of $500,000,000 maturing or being due or payable in full not more than 180 days after acquisition thereof and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa1 by Moody’s or at least BBB+ by S&P);

(viii)                       auction rate securities with an interest reset date not more than 180 days after acquisition thereof and rated at least Aa3 by Moody’s or at least AA- by S&P; and

(ix)            variable rate demand notes rated at least Aa3 by Moody’s or at least AA- by S&P.

“Permitted Refinancing” means, with respect to any Indebtedness for borrowed money, extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” shall mean that certain Pledge Agreement, dated as of the date hereof and substantially in the form of Exhibit H, executed by the Borrower and each Subsidiary Loan Party that owns any Capital Stock of another Subsidiary, in favor of the Administrative Agent for the benefit of the Lenders, pursuant to which such Loan Parties shall pledge all of the Capital Stock of its Domestic Subsidiaries and 65% of the Capital Stock of its direct Foreign Subsidiaries, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Pro Forma Basis” means, with respect to any determination on any date of (a) the Leverage Ratio, (b) the Fixed Charge Coverage Ratio, (c) Consolidated EBITDA, (d) Consolidated Interest Expense, or (e) any financial calculation included within or required to be made in connection with such terms, that each Permitted Acquisition (or other acquisition of a Person approved by the Required Lenders) occurring within the period of four Fiscal Quarters for which such determination is being made shall include or exclude, as the case may be, those components of such ratios or calculations attributable to any business or assets that have been acquired (including through mergers or consolidations) during such period, on a pro formabasis for such period as if each such Permitted Acquisition (or other acquisition of a Person approved by the Required Lenders) had been consummated (and any Indebtedness incurred or repaid in connection therewith had been incurred or repaid, as the case may be) on the first day of such period, based on historical results accounted for in accordance with GAAP, and provided that such components to be so attributed shall have been approved by the Administrative Agent in its reasonable discretion.

“Pro Rata Share” shall mean with respect to any Commitment of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of such Commitments of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders holding more than 51% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 51% of the Revolving Credit Exposure; provided that, notwithstanding the foregoing, in no event shall “Required Lenders” mean less than two Lenders if there are then at least two Lenders.

“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants only, the chief executive officer or the chief financial officer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrower and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.24, or in the case of a Person becoming a Lender after the Closing Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Assumption executed by such Person as an assignee, as the same may be increased or deceased pursuant to terms hereof.

“Revolving Commitment Termination Date” shall mean (i) January 25, 2013, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.9 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.

“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment, which may either be a Base Rate Loan, an Index Rate Loan or a Eurodollar Loan.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof and substantially in the form of Exhibit G, made by the Borrower and all Domestic Subsidiaries of the Borrower that are Material Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders.

“Security Documents” shall mean the Pledge Agreement, the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant thereto or pursuant to Section 5.12.

“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled (within the meaning of GAAP), by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty Agreement” shall mean the Subsidiary Guaranty Agreement, dated as of the date hereof and substantially in the form of Exhibit F, made by all Domestic Subsidiaries of the Borrower that are Material Subsidiaries in favor of the Administrative Agent for the benefit of the Lenders.

“Subsidiary Guaranty Supplement” shall mean each supplement substantially in the form of Schedule II to the Subsidiary Guaranty Agreement executed and delivered by a Subsidiary of the Borrower pursuant to Section 5.11.

“Subsidiary Loan Party” shall mean any Subsidiary that executes or becomes a party to the Subsidiary Guaranty Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.

“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Swingline Note” shall mean the promissory note of the Borrower payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit D.

“Swingline Rate” shall mean, for any Interest Period, the rate as offered by the Swingline Lender and accepted by the Borrower.  The Borrower is under no obligation to accept this rate, and the Swingline Lender is under no obligation to provide it.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Treasury Management Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Parties pursuant to any agreements governing the provision to such Loan Parties of treasury or cash management services, including deposit accounts, funds transfer, automated clearing house, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type”, when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Index Rate or the Base Rate.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2.                                 Classifications of Revolving Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan”) or by Type (e.g. a “Eurodollar Loan,” “Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”).  Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “ Revolving Eurodollar Borrowing”).

Section 1.3.                                 Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.  All calculations of (a) Leverage Ratio, (b) Fixed Charge Coverage Ratio, (c) Consolidated EBITDA, (d) Consolidated Interest Expense and (e) each financial calculation included within or required to be made in connection with any such terms shall be made on a Pro Forma Basis.

Section 1.4.                                 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

ARTICLE 2

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.                                 General Description of Facilities.  Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.23, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.

Section 2.2.                                 Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the sum of the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3.                                 Procedure for Revolving Borrowings.  The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. (New York time) on the same Business Day as the requested date of each Base Rate Borrowing or Index Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to the requested date of each Eurodollar Borrowing.  Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period).  Each Revolving Borrowing shall consist entirely of Base Rate Revolving Loans, Index Rate Revolving Loans or Eurodollar Revolving Loans, as the Borrower may request, provided, that on the Closing Date all Revolving Loans shall be Index Rate Revolving Loans.  The aggregate principal amount of each Eurodollar Borrowing shall be not less than $100,000 or a larger multiple of $100,000, and the aggregate principal amount of each Base Rate Borrowing and Index Rate Borrowing shall not be less than $50,000 or a larger multiple of $50,000; provided, that Index Rate Revolving Loans or Base Rate Revolving Loans, respectively, made pursuant to Section 2.4 or Section 2.23(d) may be made in lesser amounts as provided therein.  At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed five.  Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.

Section 2.4.                         Swingline Commitment.

(a)              Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b)              The Swingline Lender agrees to make Swingline Loans to the Borrower from time to time in accordance with the treasury and cash management services and products provided to the Borrower by the Swingline Lender (the “Cash Management Swingline Loans”).  For other Swingline Loans, the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 11:00 a.m. (New York time) on the requested date of each Swingline Borrowing.  Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan should be credited.  The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing.  Each Swingline Loan shall be an Index Rate Loan, or, if an agreement as to such rate has been reached, shall accrue interest at the Swingline Rate with an Interest Period (subject to the definition thereof) as agreed between the Borrower and the Swingline Lender.  The aggregate principal amount of each Swingline Loan (other than Cash Management Swingline Loans) shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.  The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. (New York time) on the requested date of such Swingline Loan.

(c)              The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.7, which will be used solely for the repayment of such Swingline Loan.

(d)              If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e)            Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrower, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter.  Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents.  In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.

Section 2.5.                                 Reserved.

Section 2.6.                                 Reserved.

Section 2.7.                                 Funding of Borrowings.

(a)            Each Lender will make available each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 2:00 p.m. (New York time) to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.

(b)            Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (New York time) one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing.  Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(c)            All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

Section 2.8.                                 Interest Elections.

(a)            On the Closing Date, each Revolving Loan shall be an Index Rate Revolving Loan. After the Closing Date, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.8.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)            To make an election pursuant to this Section 2.8, the Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.8 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (New York time) on the same Business Day as the requested date of a conversion into a Base Rate Borrowing or an Index Rate Borrowing and (y) prior to 11:00 a.m. (New York time) three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing.  Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.  If any such Notice of Continuation/Conversion requests a Eurodollar Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one month.  The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings, Index Rate Borrowings and Base Rate Borrowings set forth in Section 2.3.

(c)            If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Required Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d)            Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If a Notice of Revolving Borrowing or a Notice of Conversion/Continuation does not specify a Type, the Borrower shall be deemed to have requested an Index Rate Borrowing with respect to the Revolving Loans.

Section 2.9.                                 Optional Reduction and Termination of Commitments.

(a)            Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.

(b)            Upon at least three (3) Business Days’ (or such lesser time as the Administrative Agent may agree in the case of the termination of this Agreement) prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.9 shall be in an amount of at least $1,000,000 and any larger multiple of $500,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders.  Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.

Section 2.10.                                 Repayment of Loans.

(a)            The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date.

(b)            The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.

Section 2.11.                                 Evidence of Indebtedness.

(a)            Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.8, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.8, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof.  The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded, absent manifest error; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b)            At the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will execute and deliver to such Lender, as applicable, a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.

Section 2.12.                                 Optional Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (but subject to the provisions of Section 2.20), by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than 11:00 a.m. (New York time) on the Business Day of such prepayment, provided that no notice shall be required for the prepayment of any Cash Management Swingline Loans.  Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment.  If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.14(d).  Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4.  Each prepayment of a Borrowing shall be applied ratably to the Revolving Loans comprising such Borrowing.

Section 2.13.                                 Mandatory Prepayments.

(a)            Immediately upon receipt by the Borrower or any of its Subsidiaries of proceeds of any sale or disposition by the Borrower or such Subsidiary of any of its assets (excluding (i) sales permitted by Section 7.6 (other than clause (c) thereof), (ii) sales of assets the proceeds of which are invested into the businesses of the Borrower and its Subsidiaries within 180 days after such assets are sold and (iii) so long as no Event of Default has occurred and is continuing, other sales of assets of the Borrower or any of its Subsidiaries with an aggregate book value not to exceed $2,500,000 in any Fiscal Year) the Borrower shall prepay the Loans in an amount equal to the Net Cash Proceeds from such sale or disposition.  Any such prepayment shall be applied in accordance with Section 2.13(d) below.

(b)            If the Borrower or any of its Subsidiaries issues any debt securities (other than Indebtedness permitted under Section 7.1) then no later than the Business Day following the date of receipt of the proceeds thereof, Borrower shall prepay the Loans in an amount equal to the Net Cash Proceeds thereof.  Any such prepayment shall be applied in accordance with Section 2.13(d).

(c)            Intentionally Deleted.

(d)            Subject to Section 8.2, any prepayments made by the Borrower pursuant to Sections 2.13(a) or (b) above shall be applied as follows: first, to Administrative Agent’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to all other fees and reimbursable expenses of the Lenders and the Issuing Bank then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Bank based on their respective Pro Rata Shares of such fees and expenses; third, to interests then due and payable on the Loans made to Borrower, pro rata to the Lenders based on their respective Revolving Commitments; fourth, to the principal balance of the Swingline Loans, until the same shall have been paid in full, to the Swingline Lender; fifth, to the principal balance of the Revolving Loans, until the same shall have been paid in full, pro rata to the Lenders based on their respective Revolving Commitments and sixth, to cash collateralize the Letters of Credit in accordance with Section 2.23(g) in an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon.  The Revolving Commitments of the Lenders shall be permanently reduced by the amount of any prepayments made pursuant to clauses fourth and fifth above; provided that no permanent reduction in the Revolving Commitments shall be made in connection with any prepayments made under Section 2.13(a) above if no Event of Default has occurred and is continuing, and no cash collateralization in accordance with clause sixth above shall be required if no Event of Default has occurred and is continuing.

(e)            If at any time the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.9 or otherwise, the Borrower shall immediately repay Swingline Loans and Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.20.  Each prepayment shall be applied first to the Swingline Loans, to the full extent thereof, second to the Base Rate Loans to the full extent thereof, third to Index Rate Loans to the full extent thereof and finally to Eurodollar Loans to the full extent thereof.  If after giving effect to prepayment of all Swingline Loans and Revolving Loans, the Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to such excess plus any accrued and unpaid fees thereon to be held as collateral for the LC Exposure.  Such account shall be administered in accordance with Section 2.23(g) hereof.

Section 2.14.                                 Interest on Loans.

(a)            The Borrower shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.  The Borrower shall pay interest on each Index Rate Loan at the Index Rate plus the Applicable Margin in effect from time to time.  The interest rate on Index Rate Loans shall be established based on the Index Rate in effect on the first Index Rate Determination Date, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect.

(b)            The Borrower shall pay interest on each Swingline Loan at the Index Rate plus the Applicable Margin in effect from time to time, or if an agreement has been reached, the Borrower shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.

(c)            At the option of the Required Lenders, while an Event of Default exists (or automatically after acceleration), the Borrower shall pay interest (“Default Interest”) with respect to all Eurodollar Loans and at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all Index Rate Loans and Base Rate Loans (including all Swingline Loans) and all other Obligations hereunder (other than Loans), at an all-in rate in effect for Base Rate Loans, plus an additional 2% per annum.

(d)            Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable quarterly in arrears on the last day of each March, June, September and December, and on the Revolving Commitment Termination Date. Interest on all outstanding Index Rate Loans shall be payable monthly in arrears on the last day of each calendar month, and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Revolving Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Revolving Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(e)            The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15.                                 Fees.

(a)            The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.

(b)            The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period.  For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)            The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.14(c) or Default Interest is automatically imposed thereunder as a result of acceleration, the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.

(d)            The Borrower shall pay to the Administrative Agent, for the ratable benefit of each Lender, the upfront fee previously agreed upon by the Borrower and the Administrative Agent, which shall be due and payable on the Closing Date.

(e)            Accrued fees under paragraphs (b) and (c) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on March 31, 2008, and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); providedfurther, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

Section 2.16.                                 Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed).  Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.17.                                 Inability to Determine Interest Rates.  If prior to the commencement of any Interest Period for any Eurodollar Borrowing or on the Index Rate Determination Date for any Index Rate Borrowing,

(i)            the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period or the Index Rate on such Index Rate Determination Date, or

(ii)            the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate or the Index Rate does not adequately and fairly reflect the cost to such Lenders (or Lender, as the case may be) of making, funding or maintaining their (or its, as the case may be) Eurodollar Loans for such Interest Period or its Index Rate Loans, as applicable, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Borrower and to the Lenders as soon as practicable thereafter.  Until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or Index Rate Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Revolving Loans or Index Rate Revolving Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto and all Index Rate Loans shall automatically be converted to Base Rate Loans, unless, in either case, the Borrower prepays such Loans in accordance with this Agreement.  Unless the Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.

Section 2.18.                                 Illegality.  If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan or Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans or Index Rate Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans or Index Rate Loans, shall be suspended.  In the case of the making of a Eurodollar Revolving Borrowing or an Index Rate Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Revolving Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Revolving Loan is then outstanding, such Revolving Loan shall be converted to a Base Rate Revolving Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Revolving Loan if such Lender may lawfully continue to maintain such Revolving Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Revolving Loan to such date, and immediately in the case of an Index Rate Revolving Loan.  Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.19.                                 Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate or the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Index Rate) or the Issuing Bank; or

(ii)            impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Loans or Index Rate Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or Index Rate Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by such Lender on the Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)            If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent corporation) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent corporation with respect to capital adequacy), from time to time, within five (5) Business Days after receipt by the Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation for any such reduction suffered.

(c)            A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section 2.19 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error.  The Borrower shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d)            Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.19 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

Section 2.20.                                 Funding Indemnity.  In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such Eurodollar Loan.  A certificate as to any additional amount payable under this Section 2.20 submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

Section 2.21.                                 Taxes.

(a)            Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21(a)) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)            In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)            The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.21) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.21, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f)            Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrower hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrower hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of the Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to the Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Internal Revenue Service Forms W-8 IMY or W-8 EXP.  Each such Foreign Lender shall deliver to the Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation).  In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender.  Each such Foreign Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(g)            Upon the Borrower’s reasonable written request, each Lender that is not a Foreign Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed Internal Revenue Service Form W-9 (or any successor or other applicable form) to the Borrower certifying that such Lender is exempt from United States backup withholding tax.

Section 2.22.                                 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Each Borrowing hereunder, each payment by the Borrower on account of any commitment Fee or Letter of Credit fee (other than the fronting fee payable solely to the Issuing Bank) and any reduction of the Revolving Commitments of the Lenders shall be made prorata according to the respective Pro Rata Shares of the relevant Lenders.  Each payment (other than prepayments) in respect of principal or interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders prorata according to the respective amounts then due and owing to the Lenders.

(b)            Reserved.

(c)            Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made prorata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lenders.  Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letters of Credit.

(d)            The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.19, 2.20 or 2.21, or otherwise) prior to 1:00 p.m. (New York time) on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank and Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.19, 2.20 and 2.21 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension.  All payments hereunder shall be made in Dollars.

(e)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and (iii) last, towards payment of all other Obligations then due, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties.

(f)            If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(g)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(h)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(b), 2.7(b), 2.22(d), 2.23(d) or (e) or 10.3(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.23.                                 Letters of Credit.

(a)            During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.23(d), agrees to issue, at the request of the Borrower, Letters of Credit for the account of the Borrower on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount.  Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit (i) on the Closing Date with respect to all Existing Letters of Credit and (ii) on the date of issuance with respect to all other Letters of Credit.  Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.  Notwithstanding anything to the contrary contained herein, the terms (including the pricing) of the Existing Letters of Credit shall continue in full force and effect until the Borrower’s initial exercise of its option to increase the Aggregate Revolving Commitments pursuant to Section 2.24, at which time all of the provisions of this Section 2.23 shall apply to such Existing Letters of Credit, without further action on the part of the Administrative Agent, the Issuing Bank, any Lender or the Borrower.

(b)            To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article 3 the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.

(c)            At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.23(a) or that one or more conditions specified in Article 3 are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d)            The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind.  Unless the Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (New York time) on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 hereof shall not be applicable.  The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.7.  The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e)            If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank.  Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f)            To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) above on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.14(c).

(g)            If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 8.1.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest and profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(h)            Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i)            The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(i)            Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(ii)            The existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)            Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)            Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;

(v)            Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.23, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or

(vi)            The existence of a Default or an Event of Default.

Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)            Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued)and to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 10.5.

Section 2.24.                                 Increase/Decrease of Commitments; Additional Lenders.

(a)            Subject to the terms and conditions of this Section 2.24, and so long as no Event of Default has occurred and is continuing, the Borrower may, by written notice to the Administrative Agent from time to time (but not more than four (4) times during the term of the Loans), request an increase in the Aggregate Revolving Commitments to an aggregate amount not to exceed $75,000,000 (the amount of any such increase, the “Additional Commitment Amount”).  Such notice shall set forth (i) the amount of the Additional Commitment Amount being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000) and (ii) the date on which the Additional Commitment Amount is requested to become effective (which shall not be less than 30 days (or such shorter period as the Administrative Agent may agree) nor more than 60 days after the date of such notice).  Notwithstanding anything to the contrary contained herein, the Commitment held by the Administrative Agent shall be reduced to $35,000,000 (from $50,000,000), upon the earlier to occur of (i) June 30, 2008, or (ii) the closing of an increase to the Aggregate Revolving Commitments pursuant to this Section 2.24.  Such reduction of the Administrative Agent’s Commitment to $35,000,000 shall be effective (A) whether or not the Borrower exercises its option under this Section 2.24 or (B) even if the Borrower exercises its option under this Section 2.24 and the Administrative Agent and the Arranger cannot syndicate an Additional Commitment Amount of $15,000,000.  Should the events described in the foregoing clause (B) occur, then the Aggregate Revolving Commitment Amount shall be the Administrative Agent’s reduced Commitment of $35,000,000 plus any Additional Commitment Amount successfully syndicated by the Administrative Agent and the Arranger.  The provisions of this Section 2.24(a) shall override the provisions of Section 2.22 requiring pro rata reductions to the Commitments.

(b)            For a period of ten Business Days following receipt of such notice, each Lender shall have the right to elect by written notice to the Borrower and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.

(c)            If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) of this Section 2.24, the Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement, if not already a Lender; provided, however, that any new bank or financial institution must be reasonably acceptable to the Administrative Agent, which acceptance will not be unreasonably withheld, conditioned or delayed.  The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Commitment Amount.

(d)            Reserved.

(e)            An increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24 shall become effective upon the receipt by the Administrative Agent of an supplement or joinder in form and substance satisfactory to the Administrative Agent executed by the Borrower and by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Revolving Credit Notes evidencing such increase in the Revolving Commitments, and such evidence of appropriate corporate authorization on the part of the Borrower with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrower with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.

(f)            Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

(g)            Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.24 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrower shall prepay such Loans in their entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Article 3, the Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.

Section 2.25.                                 Mitigation of Obligations.  If any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.21, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.19 or Section 2.21, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.26.                                 Replacement of Lenders.  If any Lender is unable to fund any Eurodollar Loan or Index Rate Loan pursuant to Section 2.18 or if any Lender requests compensation under Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority of the account of any Lender pursuant to Section 2.21, or if any Lender defaults in its obligation to fund Loans hereunder or comply with the provisions of Section 2.21(f) or if any Lender does not provide its consent to any proposed waiver or amendment which must be consented to by the Required Lenders (or such higher percentage or proportion of the Lenders as herein provided), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Revolving Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.19 or payments required to be made pursuant to Section 2.21, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 3

CONDITIONS PRECEDENT TO REVOLVING LOANS AND LETTERS OF CREDIT

Section 3.1.                                 Conditions To Effectiveness.  The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)            The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc., as Arranger (including the Fee Letter). The Administrative Agent shall update the Borrower with respect to the foregoing out-of-pocket expenses promptly after a written request from the Borrower therefor, but in no event more frequently than monthly.

(b)            The Administrative Agent (or its counsel) shall have received the following:

(i)            a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)            duly executed Revolving Credit Notes payable to each Lender requesting a note and, if requested by the Swingline Lender, the Swingline Note payable to the Swingline Lender;

(iii)            the Subsidiary Guaranty Agreement duly executed by each Material Subsidiary that is a Domestic Subsidiary;

(iv)            the Security Agreement duly executed by the Borrower and each Material Subsidiary that is a Domestic Subsidiary;

(v)            the Pledge Agreement duly executed by the Borrower and each Subsidiary;

(vi)            a certificate of the Secretary or Assistant Secretary of each Loan Party in form and substance reasonably acceptable to the Administrative Agent, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, or partnership agreement or limited liability company agreement, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(vii)            certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Loan Party, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of such Loan Party and such other jurisdictions where such Loan Party qualified to do business as a foreign corporation as may be reasonably required by the Administrative Agent by written notice at least 3 Business Days prior to the anticipated Closing Date;

(viii)                       Reserved;

(ix)            favorable written opinion of Winston & Strawn LLP, special counsel to the Loan Parties, and favorable written opinions of local counsel to the Loan Parties in Virginia, in each case, addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;

(x)            a certificate, in form and substance acceptable to the Administrative Agent, dated the Closing Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, and (y) all representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (provided that if such representations and warranties are qualified by materiality, then the same must be true and correct in all respects);

(xi)            to the extent that any Borrowing is requested by the Borrower on the Closing Date, a duly executed Notice of Borrowing;

(xii)            a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the proceeds of the Loans to be disbursed on the Closing Date, if any;

(xiii)                       certified copies of all consents, approvals, authorizations, registrations and filings and orders required to be made or obtained under any Requirement of Law, or by any Material Contract of each Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any governmental authority regarding the Credit Facility or any transaction being financed with the proceeds thereof shall be ongoing;

(xiv)                       Reserved;

(xv)            a Perfection Certificate (as defined in the Security Agreement) with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, and the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Persons, and in the case of the Perfection Certificate, in which the chief executive office of each such Person is located and in the other jurisdictions reasonably requested by the Administrative Agent, in each case as indicated on such Perfection Certificate, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) would be permitted by Section 7.2or have been or will be contemporaneously released or terminated;

(xvi)                       copies of the audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ending September 30, 2005, September 30, 2006 and September 30, 2007;

(xvii)                       a duly completed and executed Compliance Certificate of the including pro forma calculations of the financial covenants set forth in Article 6 hereof as of September 30, 2007;

(xviii)                       certified copies of all agreements, indentures or notes governing the terms of any Material Indebtedness and all other Material Contracts; and

(xix)                       a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.8.

Borrower may satisfy its obligation to deliver the financial statements referred to in clause (xvi) and the Compliance Certificate referred to in clause (xvii) above by delivering such financial statements and such Compliance Certificate by electronic mail to such e-mail addresses as the Administrative Agent and Lenders shall have provided to Borrower.

(c)            The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof (in each case, to the extent such Capital Stock is certificated) and (ii) each promissory note pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(d)            Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein for which perfection is required by the terms of the applicable Security Document, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.2), shall be in proper form for filing, registration or recordation.

Section 3.2.                                 Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing (but not the conversion or continuation of existing Loans) and of the Issuing Bank to issue, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a)            at the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;

(b)            at the time of and immediately after giving effect to such Borrowing or the issuance, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, extension or renewal of such Letter of Credit, in each case, in all material respects (or, to the extent such representations or warranties are expressly stated to be made as of a particular date, such representations and warranties are true and correct in all material respects as of such date), and, in each case, before and after giving effect thereto (provided that if any representations and warranties are qualified by materiality, then the same must be true and correct in all respects); and

(c)            the Borrower shall have delivered the required Notice of Revolving Borrowing or a request for the issuance, renewal or extension of a Letter of Credit, as the case may be.

Each Borrowing and each issuance, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 3.2.

Section 3.3.                                 Delivery of Documents.  All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article 3, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

Section 4.1.                                 Existence; Power.  The Borrower, each other Loan Party and each Material Subsidiary (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2.                                 Organizational Power; Authorization.  The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3.                                 Governmental Approvals; No Conflicts.  The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect and actions necessary to perfect the Liens of the Administrative Agent, (b) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument governing any Material Indebtedness or any Material Contract binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens created under the Loan Documents and Liens permitted by Section 7.2.

Section 4.4.                                 Financial Statements.  The Borrower has furnished to each Lender the audited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended audited by Ernst & Young LLP.  Such financial statements fairly present the consolidated financial condition of the Borrower and its Subsidiaries as of such date and the consolidated results of operations for such periods in conformity with GAAP consistently applied.  Since the date of issuance of the September 30, 2007 financial statements and notes thereto, there have been no changes with respect to the Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5.                                 Litigation and Environmental Matters.

(a)            Except for the matters set forth on Schedule 4.5, no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)            Except for the matters set forth on Schedule 4.5, except as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6.                                 Compliance with Laws and Agreements.  The Borrower and each Subsidiary is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7.                                 Investment Company Act, Etc.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or is required to register under, the Investment Company Act of 1940, as amended, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8.                                 Taxes.  The Borrower and its Subsidiaries have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  Neither the Borrower nor any Subsidiary is aware of any proposed material tax assessment against the Borrower or any Subsidiary.

Section 4.9.                                 Margin Regulations.  None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” (with the respective meanings of each of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect) in violation of such Regulation U or for any other purpose that violates the provisions of the Regulation U.  Neither the Borrower nor its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”

Section 4.10.                                 ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that if due and payable would not exceed $2,500,000, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that if due and payable would not exceed $2,500,000.

Section 4.11.                                 Ownership of Property.

(a)            Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens permitted by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Material Subsidiaries are valid and subsisting and are in full force.

(b)            Each of the Borrower and its Material Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)            The properties of the Borrower and its Material Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 4.12.                                 Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in each case, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that management of the Borrower believed to be reasonable at the time such projected financial information was prepared.

Section 4.13.                                 Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14.                                 Subsidiaries.  Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation or organization of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15.                                 Insolvency.  After giving effect to the execution and delivery of the Loan Documents, the making of the Loans under this Agreement, neither the Borrower, nor any Loan Party nor any Subsidiary (other than Insignificant Subsidiaries, as the case may be) will be “insolvent,” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

Section 4.16.                                 Reserved.

Section 4.17.                                 OFAC.  No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 4.18.                                 Patriot Act.  Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 4.19.                                 Reserved.

Section 4.20.                                 Security Documents.

(a) The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral (as defined in the Security Agreement) and the proceeds thereof, in which a security interest may be perfected under the New York Uniform Commercial Code as in effect at the relevant time by filing of financing statements or obtaining control or possession, and the Lien created under the Security Agreement is (or will be, upon the filing of appropriate financing statements and grants of security in Intellectual Property, the execution of appropriate control agreements and delivery of certificated securities and instruments to the Administrative Agent, in each case, to the extent required by the terms of the Security Agreement) a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral), in each case prior and superior in right to any other person, other than with respect to Liens permitted by Section 7.2.

(b)            The Pledge Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the ratable benefit of the Lenders, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in the Pledge Agreement) and the proceeds thereof, and, when such Collateral is delivered to the Administrative Agent, together with stock powers duly executed in blank, the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgor thereunder in such Collateral, in each case prior and superior in right to any other Person.

Section 4.21.                                 Debarment and Suspension.  Except as set forth on Schedule 4.21, no event has occurred and, to the knowledge of the Borrower, no condition exists that is reasonably likely to result in the debarment or suspension of a Loan Party from any contracting with the Government, and no Loan Party nor any Affiliate of a Loan Party has been subject to any such debarment or suspension prior to the date of this Agreement.  There is no Government investigation or inquiry pending, or to the knowledge of the Borrower, threatened, against any Loan Party involving fraud, deception or willful misconduct in connection with any Government Contract of a Loan Party or a Subsidiary or any activities of any Loan Party or any Subsidiarythat could reasonably be expected to have a Material Adverse Effect.

ARTICLE 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 5.1.                                 Financial Statements and Other Information.  The Borrower will deliver to the Administrative Agent:

(a)            as soon as available and in any event within 90 days after the end of each Fiscal Year of Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)            as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous Fiscal Year;

(c)            concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a Compliance Certificate signed by the principal executive officer and the principal financial officer of the Borrower;

(d)            Intentionally Deleted;

(e)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(f)            not less than ten days prior to such change, written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or form of organization or (iv) in any Loan Party’s Federal Taxpayer Identification Number.  The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed;

(g)            within 30 days after the commencement of each Fiscal Year, a budget for such Fiscal Year;

(h)            concurrently with the delivery of the Compliance Certificate referred to in clause (c) above, a listing of the bonded contracts of the Borrower and its Subsidiaries and the receivables related to each such contract (on a contract-by-contract basis);

(i)            concurrently with the delivery of the Compliance Certificate referred to in clause (c) above, a listing of all intercompany Indebtedness of the Borrower and its Subsidiaries, which listing shall contain a separate listing of all such intercompany Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate a Permitted Acquisition; and

(j)            promptly following any request therefor by the Administrative Agent or any Lender, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender may reasonably request.

Section 5.2.                                 Notices of Material Events.

(a)            The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following after a Responsible Officer of the Borrower has knowledge thereof:

(i)            the occurrence of any Default or Event of Default;

(ii)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any Subsidiary which could reasonably be expected to result in a Material Adverse Effect;

(iii)            the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(iv)            the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $2,500,000;

(v)            the occurrence of any default or event of default, or the receipt by Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, respect of any Material Indebtedness of the Borrower or any of its Subsidiaries;

(vi)            promptly after any Loan Party’s receipt thereof, notice of any final decision of a contracting officer disallowing costs, which disallowed costs arise out of any audit of Government Contracts of any Loan Partyand which could reasonably be expected to have a Material Adverse Effect; and

(vii)            any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(b)            Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3.                                 Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4.                                 Compliance with Laws, Etc.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5.                                 Payment of Obligations.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where the failure to make payment or to discharge could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6.                                 Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7.                                 Visitation, Inspection, Etc.  The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or one of its representatives or designees (which may be any Lender), to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Borrower; provided, however, if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that so long as no Event of Default exists, the Borrower shall not be required to reimburse the Administrative Agent for visits or inspections made more frequently than once each Fiscal Year.  If an Event of Default has occurred and is continuing, the Administrative Agent may discuss the status of Government Contracts of each Loan Party with the applicable contracting officers.  The Administrative Agent agrees to (a) give the Borrower not fewer than two days’ prior written notice of taking any action described in the preceding sentence, (b) obtain the Borrower’s permission (which is not to be unreasonably withheld, conditioned or delayed) prior to contacting the contracting officer under any Government Contract, and (c) provide the Borrower an opportunity to participate in any such discussion.

Section 5.8.                                 Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations, and (c) with respect to the Borrower and its Domestic Subsidiaries that are Material Subsidiaries, at all times shall name Administrative Agent as additional insured on all liability policies of the Borrower and its Subsidiaries.

Section 5.9.                                 Use of Proceeds and Letters of Credit.  The Borrower will use the proceeds of all Loans to refinance the Indebtedness of the Borrower outstanding and pay transactional expenses related thereto, finance working capital needs and Permitted Acquisitions and pay transactional expenses related thereto, repurchases of shares of Capital Stock permitted by this Agreement, finance Capital Expenditures and for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.  All Letters of Credit will be used for general corporate purposes and to make Capital Expenditures and consummate Permitted Acquisitions, in each case to the extent permitted by the terms and conditions of this Agreement and the other Loan Documents.

Section 5.10.                                 Intentionally Deleted.

Section 5.11.                                 Additional Subsidiaries.  If any Domestic Subsidiary that is a Material Subsidiary is acquired or formed after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after any such Domestic Subsidiary is acquired or formed, will cause such Domestic Subsidiary to become a Subsidiary Loan Party if such Domestic Subsidiary is a Material Subsidiary.  If any Domestic Subsidiary in existence as of the Closing Date becomes a Material Subsidiary after the Closing Date, the Borrower will promptly notify the Administrative Agent and the Lenders thereof and, within twenty (20) Business Days after such Domestic Subsidiary becomes a Material Subsidiary, will cause such Domestic Subsidiary to become a Subsidiary Loan Party.  A Domestic Subsidiary that is a Material Subsidiary shall become an additional Subsidiary Loan Party by executing and delivering to the Administrative Agent a Subsidiary Guaranty Supplement, a Security Agreement and such other Security Documents as are required by Section 5.12, accompanied by (i) all other Loan Documents related thereto, (ii) certified copies of certificates or articles of incorporation or organization, by-laws, membership operating agreements, and other organizational documents, appropriate authorizing resolutions of the board of directors of such Subsidiaries, and opinions of counsel comparable to those delivered pursuant to Section 3.1, and (iii) such other documents as the Administrative Agent may reasonably request.  Such Person shall also pledge, or cause any Person owning Capital Stock of such Person to pledge (and each Loan Party that owns, or shall hereafter own, such Capital Stock hereby agrees to pledge), all Capital Stock of such Person to the Administrative Agent as security for the Obligations by executing and delivering a new Pledge Agreement or a joinder to an existing Pledge Agreement, and by delivering the original stock certificates evidencing such Capital Stock (if certificated) to the Administrative Agent, together with appropriate stock powers executed in blank.  No Subsidiary that becomes a Subsidiary Loan Party shall thereafter cease to be a Subsidiary Loan Party or be entitled to be released or discharged from its obligations under the Subsidiary Guaranty Agreement or its respective Security Agreement and Pledge Agreement; provided, however, that the Administrative Agent and the Lenders agree that any Subsidiary Loan Party that no longer qualifies as a Material Subsidiary shall be so released or discharged upon the reasonable written request of the Borrower, subject to reinstatement of the requirement that such Subsidiary become a Subsidiary Loan Party again, in accordance with the requirements of this Section 5.11.  In the event that any Person becomes a Foreign Subsidiary owned directly by the Borrower or a Domestic Subsidiary of the Borrower, whether pursuant to an acquisition or otherwise, (x) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (y) no later than sixty (60) days after such Person becomes a Foreign Subsidiary, or if the Administrative Agent determines in its reasonable discretion that the Borrower is working in good faith, such longer period as the Administrative Agent shall permit not to exceed sixty (60) additional days, the Borrower shall, or shall cause its Domestic Subsidiary owning such Person, (i) to pledge sixty-five percent (65%) of the Capital Stock of such Foreign Subsidiary to the Administrative Agent as security for the Obligations pursuant to a Pledge Agreement, or a joinder to the Pledge Agreement, (ii) to deliver the original stock certificates evidencing such pledged Capital Stock (if certificated), together with appropriate stock powers executed in blank and (iii) to deliver all such other documentation (including without limitation, lien searches, legal opinions and certified organizational documents) and to take all such other actions as the Borrower or such Domestic Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Foreign Subsidiary on the Closing Date.  If, at any time, the aggregate revenue (on a non-consolidated basis) of the Borrower and those Domestic Subsidiaries that are then Subsidiary Loan Parties are less than the Aggregate Subsidiary Threshold, then the Borrower shall cause one or more other Domestic Subsidiaries to become additional Subsidiary Loan Parties, as provided herein, within twenty (20) Business Days after the Borrower delivers financial statements pursuant to Section 5.1 that demonstrate that the Aggregate Subsidiary Threshold is not exceeded so that after including the revenue and assets of any such additional Subsidiary Loan Parties, the aggregate revenue and assets (on a non-consolidated basis) of the Borrower and all such Subsidiary Loan Parties would equal or exceed the Aggregate Subsidiary Threshold.

Section 5.12.                                 Further Assurances.  The Borrower will, and will cause each of its Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust and preparing all documentation relating to filings under the Assignment of Claims Act) that may be required under applicable law, or that the Required Lenders or the Administrative Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents; provided, however, that notwithstanding anything else to the contrary in the Loan Documents, none of the Loan Parties shall be required to make filings under the Assignment of Claims Act for the assignment of Government Contracts to the Administrative Agent unless (a) such Government Contract constitutes a Material Contract and (b) the Administrative Agent shall have requested, in its reasonable discretion, that a filing under the Assignment of Claims Act be made with respect to such Government Contract.  The Borrower will cause any subsequently acquired or organized Subsidiary to become a Loan Party as and to the extent required by Section 5.11.  In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created security interests with respect to such of its assets and properties and those of its Material Subsidiaries that are Domestic Subsidiaries (other than Excluded Property (as such term is defined in any Security Document)) as the Administrative Agent or the Required Lenders shall designate and as otherwise provided by the terms of Section 5.11 pursuant to the Security Agreement and Pledge Agreement, perfected to the extent required by the terms of such Security Documents).  Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Administrative Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Administrative Agent shall reasonably request to evidence compliance with this Section 5.12.  The Borrower agrees to provide such evidence as the Administrative Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien.  In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by the Borrower or any of the Subsidiaries of any fee interest in real property (excluding leasehold interests and leasehold improvements) having a value in excess of $1,000,000.

ARTICLE 6

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.                                 Leverage Ratio.  The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, a Leverage Ratio of not greater than 3.00:1.

Section 6.2.                                 Fixed Charge Coverage Ratio.  The Borrower will maintain, as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending March 31, 2008, a Fixed Charge Coverage Ratio of not less than 1.50 to 1.

ARTICLE 7

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as any Lender has a Commitment hereunder or any Obligation remains outstanding:

Section 7.1.                                 Indebtedness and Disqualified Stock.  The Borrower will not, and will not permit any of its Subsidiaries to issue any Disqualified Stock or to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)            Indebtedness created pursuant to the Loan Documents;

(b)            Indebtedness of the Borrower and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1(b) and Permitted Refinancings thereof;

(c)            Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or Permitted Refinancings thereof; provided further, that the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any time outstanding;

(d)            Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary; provided, that any such Indebtedness shall be evidenced by the Intercompany Note; and provided further that the aggregate principal amount of all such Indebtedness owing by Subsidiaries that are not Loan Parties to any Loan Party, when aggregated with the Guarantees by any Loan Party of any Indebtedness of any Subsidiary that is not Loan Party permitted by the last proviso of Section 7.1(e), does not exceed the sum of (1) the aggregate principal amount of such Indebtedness existing on the date hereof and set forth on Schedule 7.1(d), (2) the aggregate principal amount of any Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, a Permitted Acquisition, and (3) the greater of (A) $25,000,000 or (B) 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis, as of any date of determination;

(e)            Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided, that the aggregate principal amount of all such Guarantees by a Loan Party of any Indebtedness of any Subsidiary that is not a Loan Party, when aggregated with the Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party permitted by the last proviso of Section 7.1(d), does not exceed the sum of (1) the aggregate principal amount of the Indebtedness owing by Subsidiaries that are not Loan Parties to any Loan Party existing on the date hereof and set forth on Schedule 7.1(d), (2) the aggregate principal amount of any Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, a Permitted Acquisition, and (3) the greater of (A) $25,000,000 or (B) 5% of the total assets of the Borrower and its Subsidiaries determined on a consolidated basis, as of any date of determination;

(f)            Indebtedness arising under sale and leaseback transactions permitted pursuant to Section 7.9;

(g)            Indebtedness in respect of Hedging Obligations permitted by Section 7.10;

(h)            pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

(i)            Indebtedness of a Subsidiary of the Borrower issued and outstanding on the date on which such Subsidiary was acquired by the Borrower or a Subsidiary of the Borrower in a transaction constituting a Permitted Acquisition (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate such Permitted Acquisition) and any Permitted Refinancing thereof; provided howeverthat the aggregate principal amount of all such Indebtedness does not exceed $5,000,000 at any time outstanding;

(j)            Guarantees of the Borrower or any of its Subsidiaries incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations;

(k)            Indebtedness (including intraday cash management lines relating thereto) of Subsidiaries that are not Domestic Subsidiaries pursuant to over-draft or similar lines of credit and/or working capital facilities such that the aggregate amount of such Indebtedness outstanding under this clause (k) at any time does not exceed $10,000,000;

(l)            Indebtedness arising from agreements of the Borrower or any Subsidiary of the Borrower providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with Permitted Acquisitions or the disposition of any business, assets or Capital Stock of any Subsidiary of the Borrower to the extent permitted by this Agreement; and

(m)            other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any time outstanding.

The Borrower will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by the Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.

Section 7.2.                                 Negative Pledge.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:

(a)            Liens securing the Obligations, provided, however, that no Liens may secure Hedging Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations and subject to the priority of payments set forth in Section 2.22 or Section 8.2 of this Agreement;

(b)            Permitted Encumbrances;

(c)            any Liens on any property or asset of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(d)            Liens securing Indebtedness permitted pursuant to Sections 7.1(c), (f) and (i); provided, that such Lien does not extend to any other asset, and in the case of Indebtedness permitted by Section 7.1(c), (i) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; and (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(e)            extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (d) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(f)            Liens granted to secure obligations any surety bond permitted pursuant to Section 7.1(j), to the extent that such Liens attach only to amounts payable under the contract Guaranteed under such surety bond and any materials or equipment provided under such contract;

(g)            Liens securing Indebtedness permitted by Section 7.1(k); and

(h)            Liens on any property of the Borrower or any of its Subsidiaries securing any of their Indebtedness or their other liabilities; provided, however, that the aggregate outstanding principal amount of all such Indebtedness and other liabilities shall not exceed $1,000,000 at any time.

Section 7.3.                                 Fundamental Changes.

(a)            The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party and, if the selling Subsidiary is not a Subsidiary Loan Party, to any Subsidiary and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

(b)            The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4.                                 Investments, Loans, Etc. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)            Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4 and Investments in Subsidiaries existing on the date hereof;

(b)            cash and Permitted Investments;

(c)            Guarantees constituting Indebtedness permitted by Section 7.1;

(d)            (i) Investments by any Loan Party in any Loan Party, (ii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (iii) Investments by any Subsidiary that is not a Loan Party in any Loan Party; provided that if such Investment is in the form of an intercompany loan, the obligations of such Loan Party under any such intercompany loan shall be evidenced by the Intercompany Note, (iv) Investments by any Loan Party in any Subsidiary that is not a Loan Party; provided that the aggregate outstanding amount of all such Investments (excluding Investments made in the form of intercompany Indebtedness permitted by this Agreement) permitted pursuant to this clause (iv) shall not exceed $5,000,000 at any time outstanding; and provided further that if such Investment is in the form of an intercompany loan, the obligations owing to such Loan Party under any such intercompany loan shall be evidenced by the Intercompany Note and such Investments shall be subject to the limitations contained in Sections 7.1(d);

(e)            Loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses; provided, however, that the aggregate amount of all such loans and advances does not exceed $500,000 at any time;

(f)            Restricted Payments permitted by Section 7.5;

(g)            Permitted Acquisitions (and Investments acquired in connection with a Permitted Acquisition); provided, however, that the aggregate value of the sum of current and deferred cash and securities to be paid and issued, plus Indebtedness paid or assumed, in connection with Permitted Acquisitions involving the acquisition of a minority share of the capital stock or other equity interests of a Person or business shall not exceed $10,000,000 in any fiscal year of the Borrower, unless otherwise approved by the Administrative Agent and the Required Lenders;

(h)            Hedging Transactions permitted by Section 7.10;

(i)            (A) endorsements for collection or deposit in the ordinary course of business and consistent with past practice, and (B) extensions of trade credit (other than to Affiliates of the Borrowers) arising or acquired in the ordinary course of business and consistent with past practice;

(j)            Investments consisting of (i) accounts receivables incurred in the ordinary course of businessand consistent with past practice, (ii) negotiable instruments held for collection in the ordinary course of business and consistent with past practice, (iii) lease, utility and other similar deposits in the ordinary course of business, and (iv) securities of trade creditors or customers that are received in settlement of bona fidedisputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(k)            Investments representing consideration for asset sales permitted by Section 7.6; and

(l)            other Investments in an aggregate outstanding amount not to exceed $1,000,000.

Section 7.5.                                 Restricted Payments. The Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of common stock or Indebtedness subordinated to the Obligations of the Borrower or any Guarantee thereof or any options, warrants, or other rights to purchase such common stock or such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), except for (i) dividends payable by the Borrower solely in shares of any class of its common stock, (ii) Restricted Payments made by any Subsidiary to the Borrower or to another Subsidiary, on at least a pro rata basis with any other shareholders if such Subsidiary is not wholly owned by the Borrower and other wholly owned Subsidiaries, (iii) cash dividends and distributions paid on the common stock of the Borrower, at a rate not to exceed $0.48 per share per annum (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend or similar transaction after the Closing Date such that the aggregate amount payable after such transaction is the same as the amount payable immediately prior to such transaction), and (iv) other Restricted Payments made by the Borrower, provided, that for the purpose of this clause (iv), (x) no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is declared, made or paid, nor would occur after giving effect thereto, and (y) after giving pro forma effect to such Restricted Payment and the incurrence of any Indebtedness in connection therewith, the Borrower would be in compliance with the financial covenants set forth in Sections 6.1 and 6.2.

Section 7.6.                                 Sale of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to any Person other than the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:

(a)            the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business other than leases and licenses of real property in the ordinary course of business;

(b)            the sale of inventory and Permitted Investments in the ordinary course of business;

(c)            subject to the mandatory prepayment requirements of Section 2.13, the sale of the McLean Property;

(d)            (i) a true lease or sublease of real property not constituting Indebtedness and not entered into as part of a sale and leaseback transaction and (ii) a sale of property pursuant to a sale and leaseback transaction; provided, however, that the aggregate fair market value (measured at the time of the applicable sale) of all property covered (x) by all outstanding sale and leaseback transactions at any time shall not exceed $1,000,000 or (y) by any single outstanding sale and leaseback transaction shall not exceed $500,000;

(e)            (i) any sale of any property by the Borrower or any Subsidiary to the Borrower or any Subsidiary, subject to the provisions of Section 7.7, and(ii) any Restricted Payment by any Subsidiary permitted pursuant to Section 7.5;

(f)            the abandonment or non-renewal by any Borrower of its Intellectual Property assets which the Borrower has reasonably determined are not, either individually or collectively material to the business, operations or prospects of the Borrower; and

(g)            the sale or other disposition of the assets set forth on Schedule 7.6(g); and

(h)            the sale or other disposition of other assets in an aggregate amount not to exceed 5% of the consolidated assets of the Borrower and its Subsidiaries in any Fiscal Year, as determined on a consolidated basis in accordance with GAAP.

Section 7.7.                                 Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates, (c) any Restricted Payment permitted by Section 7.5, (d) reasonable salaries and other reasonable director or employee compensation to officers and directors of any Loan Party, (e) Investments that are permitted by this Agreement, (f) the incurrence and prepaymentof intercompany Indebtedness not prohibited by this Agreement, and (g) the issuance by the Borrower of Capital Stock or options to acquire Capital Stock permitted by this Agreement.

Section 7.8.                                 Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions (A) imposed by law or by this Agreement or any other Loan Document, (B) in the form of customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, or (C) imposed by any agreement related to Indebtedness of any Subsidiary that is not a Domestic Subsidiary to the extent permitted by this Agreement, or (d) with respect to a Subsidiary of the Borrower pursuant to an agreement relating to any Indebtedness issued by such Subsidiary on or prior to the date on which such Subsidiary became a Subsidiary of the Borrower or was acquired by the Borrower (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date, and (ii) clause (a) shall not apply to restrictions or conditions (A) contained in any license or other contract governing intellectual property rights of the Borrower or any of its Subsidiaries restricting or conditioning the sublicensing or assignment thereof, (B) contained in any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness or (C) in respect of customary provisions in leases restricting the assignment thereof.

Section 7.9.                                 Sale and Leaseback Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except to the extent that the sale of such property in a sale and leaseback transaction is permitted by Section 7.6(d)(ii).

Section 7.10.                                 Hedging Transactions.  The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.  Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11.                                 Amendment to Material Documents.  The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents without the prior written consent of the Administrative Agent, if an amendment, modification or waiver desribed in this clause (a) would materially affect the interests of the Administrative Agent or the Lenders under the Loan Documents or in the Collateral or (b) agreements, documents or instruments governing Material Indebtedness or Material Contracts, if an amendment, modification or waiver desribed in this clause (b) could reasonably be expected to have a Material Adverse Effect.

Section 7.12.                                 Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP or as approved by the Administrative Agent, or change the Fiscal Year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its Fiscal Year to that of the Borrower.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1.                                 Events of Default.  If any of the following events (each an “Event of Default”) shall occur:

(a)            the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)            the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days; or

(c)            any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (provided that if such representation or warranty is qualified by materiality, then it shall be an Event of Default if the same shall prove incorrect in any respect) when made or deemed made or submitted; or

(d)            the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1 (and such failure shall remain unremedied for 10 days) or contained in Sections 5.2 or 5.3 (with respect to the Borrower’s existence) or Articles 6 or 7; or

(e)            any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(f)            intentionally deleted; or

(g)            the Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or mandatory prepayment or redemption required in connection with the sale of assets securing such Indebtedness), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)            the Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Insignificant Subsidiary, as the case may be) or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any Subsidiary (other than an Insignificant Subsidiary, as the case may be) or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)            the Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)            an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; or

(l)            any judgment or order for the payment of money (after the application of any insurance proceeds with respect thereto, actually received or reasonably anticipated to be received within 60 days after the occurrence of a covered event) in excess of $5,000,000 in the aggregate shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)            any non-monetary judgment or order shall be rendered against the Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)            a Change in Control shall occur or exist; or

(o)            any provision of any Subsidiary Guaranty Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guaranty Agreement; or

(p)            any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority (except as otherwise provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority relates to Collateral with an aggregate fair market value of less than $1,000,000; or

(q)            (i) the Borrower or any Subsidiary shall be debarred or suspended from any contracting with the Government, or(ii)a final decision of debarment or a final decision of suspension shall have been issued to the Borrower or any Subsidiary; or(iii)the actual termination for default of any Material Contract, or (iv) the Borrower or any Subsidiary shall be debarred or suspended from contracting with any agency or instrumentality of state or local government, or(v)if a final decision of debarment or a final decision of suspension shall have been issuedby such state or local governmentto the Borrower or any Subsidiary, if any of the events described in clauses (i) through (v) could reasonably be expected to have a Material Adverse Effect; and,in each case, such debarment or suspension, final notice of disbarment or suspension or termination for default shall not have been revoked, rescinded, withdrawn, stayed or reversed within thirty (30) days of entry or issuance;or

(r)            any “Event of Default” shall have occurred and be continuing under any other Loan Document;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section 8.1) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.2.                                 Application of Proceeds from Collateral.  All proceeds from each sale of, or other realization upon, all or any part of the Collateral by the Administrative Agent or any of the Lenders after an Event of Default arises shall be applied as follows:

(a)            first, to the reimbursable expenses of the Administrative Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)            second, to the fees and other reimbursable expenses of the Administrative Agent, Swingline Lender and the Issuing Bank then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(c)            third, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;

(d)            fourth, to the fees due and payable under Section 2.15(b) and (c) of this Agreement and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)            fifth, to the aggregate outstanding principal amount of the Revolving Loans, the LC Exposure and, to the extent secured by Liens, the Net Mark-to-Market Exposure of the Borrower and its Subsidiaries, until the same shall have been paid in full, allocated pro rata among the Lenders and any Affiliates of Lenders that hold Net Mark-to-Market Exposure based on their respective pro rata shares of the aggregate amount of such Revolving Loans, LC Exposure and Net Mark-to-Market Exposure;

(f)            sixth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is equal to 105% of the LC Exposure after giving effect to the foregoing clause fifth;

(g)            seventh, to the obligations of the Borrower under corporate card agreements, arrangements or programs (including, without limitation, purchasing and travel and entertainment card agreements, arrangements or programs) maintained with any Lender, to the extent then due and payable; and

(h)            to the extent any proceeds remain, to the Borrower or other parties lawfully entitled thereto.

All amounts allocated pursuant to the foregoing clauses second through sixth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided,however, that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clause fifth and sixth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Bank and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.23(g).

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1.                                 Appointment of Administrative Agent.

(a)            Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b)            The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2.                                 Nature of Duties of Administrative Agent.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 3 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.

Section 9.3.                                 Lack of Reliance on the Administrative Agent.  Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4.                                 Certain Rights of the Administrative Agent.  If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

Section 9.5.                                 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person.  The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6.                                 The Administrative Agent in its Individual Capacity.  The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity.  The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

Section 9.7.                                 Successor Administrative Agent.

(a)            The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrower provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b)            Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

Section 9.8.                                 Authorization to Execute other Loan Documents; Collateral.

(a)            Each Lender authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party and to take all action contemplated by such Loan Documents. Each Lender agrees that no Lender, other than the Administrative Agent acting on behalf of all Lenders, shall have the right individually to seek to realize upon the security granted by any Loan Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Lenders, upon the terms of the Loan Documents.

(b)            In the event that any Collateral is pledged by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Lenders.

(c)            The Lenders hereby direct the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations or the transactions contemplated hereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder; (iv) the release of a Subsidiary Loan Guaranty made or Lien granted by a Subsidiary in the case of the sale of the Subsidiary permitted by the terms of this Agreement; or (v) the release of any Lien on any assets which are transferred or disposed of in accordance with the terms of this Agreement.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.8(c).

(d)            Upon any sale or transfer of assets constituting Collateral which is expressly permitted pursuant to the terms of any Loan Documents, or consented to in writing by the Required Lenders, and upon at least ten (10) Business Days’ prior written request by the Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders, upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Guarantor) in respect of) all interests retained by the Borrower or any Guarantor, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Section 9.9.                                 Benefits of Article 9.  Except for the provisions of Section 9.8(c), none of the provisions of this Article 9 shall inure to the benefit of the Borrower or of any Person other than Administrative Agent and each of the Lenders and their respective successors and permitted assigns.  Accordingly, neither the Borrower nor any Person other than Administrative Agent and the Lenders (and their respective successors and permitted assigns) shall be entitled to rely upon, or to raise as a defense, the failure of the Administrative Agent or any Lenders to comply with the provisions of this Article 9.

Section 9.10.                                 Titled Agents.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Book Managers, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof or given such title in connection with the exercise by the Borrower of its option set forth in Section 2.24, shall have any powers, duties, obligations or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

ARTICLE 10

MISCELLANEOUS

Section 10.1.                                 Notices.

(a)            Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:	MAXIMUS, Inc.
11419 Sunset Hills Road
Reston, Virginia 20190
Attention: Chief Financial Officer
Telecopy Number: (__) ___-____

With a copy of default notices to:	Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Robert Wall
Telecopy Number (312) 558-5700

To the Administrative Agent:	SunTrust Bank
8330 Boone Boulevard
Suite 700
Vienna, Virginia 22182
Attention: Linda Bergmann, Vice President
Telecopy Number: (703) 442-1613

With a copy to:	Hunton & Williams LLP
1751 Pinnacle Drive
Suite 1700
McLean, Virginia 22102
Attention: Kevin F. Hull, Esquire
Telecopy Number: (703) 714-7410

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Ms. Doris Folsom
Telecopy Number: (404) 658-4906

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: Phil Acuff
Telecopy Number: (404) 588-8129

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Assumption Agreement executed by such Lender

(b)            Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(c)            Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2.                                 Waiver; Amendments.

(a)            No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)            Except as expressly set forth in Section 2.24, no amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders or the Borrower and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(c) in a manner that would alter the pro rata sharing of payments required thereby , without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender, except as otherwise provided in Section 9.8(c), or (vii) release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person.  Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3), such Lender shall no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Section 10.3.                                 Expenses; Indemnification.

(a)            The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The Borrower shall pay to the Administrative Agent or the Arranger, as applicable, all fees due from time to time under the Fee Letter.

(b)            The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)            Intentionally Deleted.

(d)            To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e)            To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(f)            All amounts due under this Section 10.3 shall be payable promptly after written demand therefor.

(g)            Notwithstanding the foregoing, this Section 10.3 shall not apply to Excluded Taxes, which shall be governed exclusively by Section 2.21.

Section 10.4.                                 Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Commitments on a non-pro rata basis.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for all assignments of all or a portion of its rights under this Agreement unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Commitment or an Affiliate of a Lender; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv)            Assignment and Assumption.  The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Assumption, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.21(f) if such assignee is a Foreign Lender.

(v)            No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)            No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.  If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower, unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(c)            The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)            Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e)            Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant:  (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.22(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of the Guaranty Agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations.  Subject to paragraph (f) of this Section 10.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20, and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4, provided that such Participant agrees to comply with the provisions of Section 2.25 as if such Participant were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7  as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 2.19 and Section 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.21(f) as though it were a Lender.

(g)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5.                                 Governing Law; Jurisdiction; Consent to Service of Process.

(a)            This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)            The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)            The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.                                 WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.                                 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured.  Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8.                                 Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9.                                 Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.19, 2.20, 2.21, and 10.3 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.  All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10.                                 Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.                                 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender, including without limitation accountants, legal counsel and other advisors, in each case, subject to the terms of this Section 10.11, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and (ix) subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower.  Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12.                                 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13.                                 Waiver of Effect of Corporate Seal.  The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.

Section 10.14.                                 Patriot Act.  The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Loan Party shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

MAXIMUS, INC., a Virginia corporation

By: /s/ Richard A. Montoni
Name: Richard A. Montoni
Title: President and CEO

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ADMINISTRATIVE AGENT:

SUNTRUST BANK
as Administrative Agent, as Swingline Lender and as Issuing Bank

By: /s/ Linda L. Bergmann
Name: Linda L. Bergmann
Title: Vice President

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[SIGNATURE PAGE TOREVOLVING CREDIT AGREEMENT]

LENDERS:

SUNTRUST BANK

as Lender

By: /s/ Linda L. Bergmann
Name: Linda L. Bergmann
Title: Vice President

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